EXHIBIT 99.2A



                                  Exhibit 3

                    Opinion of Counsel as to the legality
                      of the securities being registered

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                                WRL Letterhead

November 27, 1998



Board of Directors
Western Reserve Life Assurance
  Co. of Ohio
WRL Series Life Account
570 Carillon Parkway
St. Petersburg, Florida 33716

Gentlemen:

In my capacity as Vice President, Assistant Secretary and Associate General Counsel of Western Reserve Life Assurance Co. of Ohio ("WRL"), I have participated in the preparation and review of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-62397) filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of flexible premium variable life insurance policies (the "Policies") to be issued with respect to the WRL Series Life Account (the "Account"). The Account was established on July 16, 1985, by the Board of Directors of WRL as a separate account for assets applicable to the Policies, pursuant to the provisions of Section 3907.15 of the Ohio Revised Code and Rule 3901-1-12 of the Administrative Code of Ohio.

I am of the following opinion:

 1. WRL has been duly organized under the laws of Ohio and is a validly existing corporation.

 2. The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provision of Ohio law.

 3. Section 3907.15 of the Ohio Revised Code provides that the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Policies is not chargeable with liabilities arising out of any other business WRL may conduct. Assets allocated to the Fixed Account under the Policies, however, are part of WRL's general account and are subject to WRL's general liabilities from business operations.

 4. The Policies, when issued as contemplated by the Registration Statement, will be legal and binding obligations of WRL in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

  /s/ THOMAS E. PIERPAN
-----------------------------------
Thomas E. Pierpan
Vice President, Assistant Secretary
and Associate General Counsel